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| FORM 4 |                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.  Name and Address of Reporting Person*

        Smith                         Tom
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        (Last)                      (First)                        (Middle)

                             355 Chandler Road
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                                   (Street)

     Salisbury,                       NC                              28147
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol

Speedway Motorsports,Inc.(NYSE:TRK)
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

    237.64.3542
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4.  Statement for Month/Year

    March 2002
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5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person(s) to Issuer
                (Check all applicable)
     X  Director                         ___ 10% Owner
    ---
    ___ Officer  (give title below)      ___ Other  (specify below)
                          Board of Director
                          -----------------
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7.  Individual or Joint/Group Filing (Check Applicable Line)
    X  Form filed by more than One Reporting Person
   ---
   ____Form filed by More than One Reporting Person
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see
  Instruction 4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                          (Over)
                                                                 SEC 1474 (3-99)

FORM 4 (continued)  Table II--Derivative Securities Acquired, Disposed of, or
                               Beneficially Owned
                 (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conversion       3. Transaction      4. Transaction         5. Number of Derivative
    Security (Instr. 3)               or Exercise         Date                Code                   Securities Acquired (A)
                                      Price of            (Month/Day/         (Instr. 8)             or Disposed of (D)
                                      Derivative          Year)                                      (Instr. 3, 4, and 5)
                                      Security

                                                                           ---------------------------------------------------

                                                                           Code      V                 (A)         (D)
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
Common Stock Purchase Option/1/       $25.28               1/2/02           A        V               10,000
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
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6. Date Exer-     7. Title and Amount of     8. Price    9. Number       10. Owner-      11. Nature
   cisable and       Underlying Securities      of          of deriv-        ship            of Indirect
   Expiration        (Instr. 3 and 4)           Deriv-      ative            Form            Beneficial
   Date                                         ative       Secur-           of De-          Ownership
   (Month/Day/                                  Secur-      ities            rivative        (Instr. 4)
   Year)                                        ity         Bene-            Security:
                                                (Instr.     ficially         Direct (D)
 --------------------------------------------   5)          Owned            or Indirect
 Date     Expira-                 Amount or                 at End           (I)
 Exer-    tion         Title      Number of                 of               (Instr. 4)
 cisable  Date                    Shares                    Month
                                                            (Instr. 4)
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
7/2/02    1/2/12    Common Stock  10,000                   25,000/2/           D            N/A
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

Explanation of Responses:

      1.   Option Granted pursuant to the Formula Stock Option Plan

      2. This figure includes all options regardless of exercise price and expiration date.

                         ___________________________________       _____________
                         **   Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.